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                                                                    Exhibit 4.17

         AMENDMENT NO. 3, dated as of August 5, 2002 ("Amendment No. 3"), among Acterna Corporation, a Delaware corporation (the "Company"), Clayton, Dubilier & Rice Fund V Limited Partnership, a Cayman Islands limited partnership ("Fund V"), Clayton, Dubilier & Rice Fund VI Limited Partnership, a Cayman Islands limited partnership ("Fund VI") and CD&R VI (Barbados), Ltd., a company organized under the laws of Barbados ("CD&R Barbados"), to the Registration Rights Agreement, dated as of May 21, 1998 (the "Registration Rights Agreement"), among the Company, Fund V and the other parties thereto, and as previously amended by Amendment No. 1, dated as of May 23, 2000, among the Company, Fund V and Fund VI and as further amended by Amendment No. 2, dated as of January 15, 2002, among the Company, Fund V and Fund VI. Capitalized terms used herein without definition have the meanings given to them in the Registration Rights Agreement.

         WHEREAS, in order to obtain additional liquidity for general corporate purposes, Acterna LLC, a Delaware limited liability company wholly-owned and controlled by the Company ("Acterna LLC"), and the Company entered into an Investment Agreement, dated as of August 5, 2002 (the "Series 2 Notes Investment Agreement") with CD&R Barbados, under which Acterna LLC agreed to issue and sell to CD&R Barbados its Senior Secured Convertible Notes Due 2007, Series 2 (the "Series 2 Notes");

         WHEREAS, the Series 2 Investment Agreement and the Series 2 Notes provide for the issuance by the Company of warrants (the "Warrants") to purchase Common Stock to the holders of any Series 2 Notes repurchased or redeemed by Acterna LLC prior to their stated maturity; and

         WHEREAS, the Company, Fund V, Fund VI and CD&R Barbados desire to amend the Registration Rights Agreement to provide registration rights to CD&R Barbados in respect of the shares of Common Stock issuable upon conversion of the Series 2 Notes or upon exercise of the Warrants.

         NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements herein made, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. Amendment to Section 2. The definition of "Registrable Securities" in Section 2 of the Registration Rights Agreement is hereby amended to read in its entirety as follows:

                  "Registrable Securities": (a) The Common Stock (i) received by Fund V, the Manager and the Trusts as a result of the Merger,
                  (ii) issued to each of Fund V and Fund VI pursuant to the Fund Stock Subscription Agreements, (iii) issued to Fund VI (or any permitted transferee) upon conversion of any of the Company's 12% Senior Secured Convertible Notes Due 2007 (the "Notes") issued pursuant to that certain Investment Agreement, dated as of December 27, 2001 (the "Investment Agreement"), between the

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                  Company, Acterna LLC and Fund VI, (iv) issued to Fund VI (or any permitted transferee) upon exercise of any warrants to purchase Common Stock received by Fund VI (or its transferee) pursuant to the Investment Agreement or the Notes, (v) issued to CD&R VI (Barbados), Ltd. ("CD&R Barbados") (or any permitted transferee) upon conversion of any of the Company's Senior Secured Convertible Notes Due 2007, Series 2 (the "Series 2 Notes") issued pursuant to that certain Investment Agreement, dated as of August 5, 2002 (the "Series 2 Notes Investment Agreement"), among the Company, Acterna LLC and CD&R Barbados, (vi) issued to CD&R Barbados (or any permitted transferee) upon exercise of any warrants to purchase Common Stock received by CD&R Barbados (or its transferee) pursuant to the Series 2 Notes Investment Agreement or the Series 2 Notes, or (vii) issued to Individual Investors pursuant to a stock subscription agreement or other agreement that provides that such Common Stock shall be Registrable Securities, (b) any shares of Common Stock issued pursuant to the terms of, and under the circumstances set forth in, Section 4, and (c) any securities issued or issuable with respect to any Common Stock referred to in the foregoing clauses (w) upon any conversion or exchange thereof, (x) by way of stock dividend or stock split, (y) in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or (z) otherwise, in all cases subject to the last paragraph of Section 3.3. As to any particular Registrable Securities, once issued such securities shall cease to be Registrable Securities when (A) a registration statement (other than a Special Registration pursuant to which such securities were issued by the Company) with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement,
                  (B) such securities shall have been distributed to the public in reliance upon Rule 144, (C) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent disposition of such securities shall not require registration or qualification of such securities under the Securities Act or any similar state law then in force, or (D) such securities shall have ceased to be outstanding.

         2. Confirmation of Registration Rights Agreement. Other than as expressly modified pursuant to this Amendment, all provisions of the Registration Rights Agreement remain unmodified and in full force and effect.

         3. Miscellaneous. This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule to the extent such provision or rule would require or permit the application of the laws of any jurisdiction other than the State of

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New York. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument and shall bind and inure to the benefit of the parties and their respective successors and assigns.

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         IN WITNESS WHEREOF, each of the undersigned has executed this Amendment as of the date first written above.

                     ACTERNA CORPORATION


                     By:______________________________
                        Name:
                        Title:


                     CLAYTON, DUBILIER & RICE
                        FUND V LIMITED PARTNERSHIP

                     By:   CD&R Associates V Limited Partnership,
                             the general partner

                     By:   CD&R Investment Associates II, Inc.,
                             its managing general partner



                     By:______________________________
                        Name:
                        Title:


                     CLAYTON, DUBILIER & RICE
                        FUND VI LIMITED PARTNERSHIP

                     By:   CD&R Associates VI Limited Partnership,
                             the general partner

                     By:   CD&R Investment Associates VI, Inc.,
                             its managing general partner



                     By:______________________________
                        Name:
                        Title:

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                     CD&R VI (BARBADOS), LTD.

                     By:   Corporate Services Limited,
                           Secretary

                     By:______________________________
                        Name:
                        Title:

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